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                                                            EXHIBIT 7.13

SMITH BARNEY

CLIENT AGREEMENT

Account Number 224-43061-1-0-005

Before you sign this Agreement, please read it carefully. Instructions for the completion of this Agreement are contained in the accompanying booklet entitled "Important New Account Information." After you have completed and signed this Agreement, please return it in the enclosed postage-paid envelope. Note:
Signatures are MANDATORY in either Sections A and C OR Section B and C.

Account Title Turkey Vulture Fund XIII Ltd
Street Address 7001 Center Street
City Mentor
State Ohio
ZIP Code 44060

In consideration of Smith Barney Inc. accepting an account for me, (us), I
(we), hereby acknowledge that I (we) have read, understand and agree to the terms of this Agreement contained in the sections numbered 1 through 11. If this is a margin account, I (we) further acknowledge that I (we) have read, understand and agree to the terms of this Agreement contained in the sections numbered 15 through 17. If this is a joint account, we further acknowledge that we have read, understand and agree to the terms of this Agreement contained in the sections numbered 12 through 14. Note: Texas residents with joint accounts must also execute a Texas Joint Account Supplement agreement (form 3882).

A. Cash Accounts.
I (we) acknowledge that I (we) have received a copy of this Agreement which contains a pre-dispute arbitration clause at section 6.
If this is a joint account, all parties must sign.
Account Owner's Signature /s/ Richard M. Osborne

B.   Margin Accounts.
By signing this Agreement, I (we) acknowledge that my (our) securities may be loaned to you or loaned out to others. I (We) acknowledge that I (we) have received a copy of this Agreement which contains a pre-dispute arbitration clause at section 5.
If this is a joint account, all parties must sign.
Account Owner's Signature /s/ Richard M. Osborne

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C.   Tax Certification (See Instructions on the last page of this form).  Under penalties of perjury, I certify that the number shown below is my correct taxpayer identification number or if not, then the number I have entered below is my correct tax identification number, and that I am not subject to backup withholding because: (a) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified me that I am no longer subject to backup withholding (see below), or, (c) I am exempt from backup withholding (see below). Note: you must cross out (b) above if you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.

For those exempt from backup withholding, write the word "EXEMPT" here:

The Social Security Number or Tax Identification Number on Smith Barney's records is: 341786314

The Social Security Number or Tax Identification Number shown to the left is incorrect. The CORRECT number is:

Note for joint accounts: The Social Security Number of this account is the number of the client whose name appears first in the account title. Do not enter the number of any other account owner.

Account Owner's Signature /s/ Richard M. Osborne

D.   Name Disclosure.
Please indicate your choice as to the release or withholding of your name, address and securities positions to issuing corporations.

[X] NO, I do not want
[ ] YES, I do want

My name, address and securities positions disclosed to any companies, upon their request, in which I own securities that we are being held for me at Smith Barney Inc.

E.   Money Market Fund Agreement.
Available cash in your account will automatically be invested or "swept" into the money market fund of your choice. If you do not elect to have the automatic money market fund sweep, please check the "NO" box below. If you wish to change your choice of money market fund, please contact your Financial Consultant.

Note to Wisconsin residents: You must indicate below specifically whether or not you wish to have a money market sweep for your account.

[ ] NO, I do not want cash balances in my account to be automatically spent into a money market fund
[X] YES, I would like the cash balances in my account to be automatically swept into the fund of my choice

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F.   Tenancy In Common.  DO NOT Complete This Section If You Wish To Establish
A Joint Account With Rights of Survivorship. In the event of the death of either or any of the undersigned, the interest in the account as of the close of business on the date of the death of the decedent, or on the following business day if the date of death is not a business day shall be as follows:
Note: Texas residents with joint account must also execute a Texas Joint Account Supplement agreement (form 3882).

In consideration of your opening one or more accounts for me ("we", "us" and "our", are each substituted for "I", "me" and "my", respectively, in the case of multiple account holders, corporations and other entities), and your agreeing to act as broker/dealer for me for the extension of credit and in the purchase or sale of securities, commodities, options and other property, it is agreed in respect to any and all accounts, whether upon margin or otherwise, which I now have or may at any future time have with Smith Barney Inc. or your successors (hereinafter referred to as "you" or "your", or "SB"), that;

1. All transactions entered into under this Agreement shall be subject to any applicable constitution, rules, regulations, customs and usages of the exchange or market and its clearinghouse, if any, where such transactions are executed by SB or its agents and to all applicable laws, rules and regulations of governmental authorities and self-regulatory agencies. Such reference to the "constitution, rules, regulations, customs and usages of the exchange" shall in no way be construed to create a cause of action arising from any violation of such constitution, rules, regulations, customs and usages. If any provision is enacted that would be inconsistent with any of the provisions of this Agreement, the provision so affected shall be deemed modified or superseded by the enactment, but the remaining provisions of this Agreement shall remain in effect. Except as herein provided, no provision of this Agreement may be waived, altered, modified or amended unless the same is in writing and signed by an authorized official of SB.

2. I agree that all property of mine, whether owned individually, jointly or in the name of another, which at any time may be in your possession or control for any purpose, including safekeeping, shall be subject to a continuing security interest, lien and right of set-off for the discharge of all of my indebtedness and other obligations to SB, and will be held by SB as security for the payment of any of my indebtedness or obligations to SB. In enforcing your security interest, you shall have the discretion to determine which property is to be sold and the order in which it is to be sold and shall have all the rights and remedies available to a secured party under the New York Uniform Commercial Code. Without your prior written consent, I will not cause or allow any of the collateral held in my account(s), whether now consent, I will not cause or allow any of the collateral held in my account(s), whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than your security interest.

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Without limiting the generality of the foregoing, I hereby authorize  SB to automatically liquidate any money market funds available in my account(s) from time to time to cover any of my indebtedness or obligations to SB including non-trade related debts. You are further authorized to liquidate any other property held in my account(s) to satisfy any such indebtedness or obligations whenever in your discretion you consider it necessary for your protection.

"Property" as used anywhere in this Agreement shall include, but not be limited to, securities of all kinds, money, certificates of deposit, bankers' acceptances, commercial paper, options, commodities, and contracts for the future delivery of commodities or relating to commodities or securities, and the distributions, proceeds, products and accessions of any of the above.

3. In case of the sale of any security, commodity, or other property at my direction and the inability of SB to deliver the same to the purchaser by reason of my failure to supply them to SB, I authorize SB to borrow any security, commodity, or other property necessary to make delivery thereof, and I hereby agree to be responsible for any loss which SB may sustain thereby and any premiums, interest or other costs which SB may be required to pay as a result of such borrowing, and for any loss or cost which SB may sustain by reason of its inability to borrow the security, commodity, or other property sold.

You may charge my account(s) with such usual and customary charges as you may determine to cover your services and facilities, including, but not limited to, custody and transaction fees. I will promptly pay SB any deficiency that might arise in my account(s). I understand and agree that a finance charge may be charged on any debit balance in any cash account I have with SB in accordance with the SB policy described in the accompanying literature regarding new accounts. You may transfer excess funds between any of my accounts (including commodity accounts) for any reason not in conflict with the Commodity Exchange Act or any other applicable law. If any transactions are effected on an exchange in which a foreign currency is used, any profit or loss as a result of a fluctuation in the exchange rate will be charged or credited to my account(s).

4. Communications may be sent to the mailing address on file with you, or at such other address as I may hereafter give in writing, and all communications so sent, whether by mail, telegraph, messenger or otherwise, shall be deemed given to me personally, whether actually received or not. Transactions entered into for my account(s) shall be confirmed in writing to me where required by applicable law or regulation. In addition, SB shall provide me with periodic statements reflecting activity in such account(s). I agree the transactions reflected on such confirmations and statements shall be conclusively deemed accurate as stated unless I notify SB in writing within three (3) days and ten
(10) days of receipt, respectively, that the information contained in such confirmation or statement is inaccurate. Such notice must be sent by me to SB by telegram or letter directed to the attention of the Branch Office Manager of the office servicing the account. Failure to so notify SB shall also preclude me from asserting at any later date that such transaction was unauthorized.

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I authorize you at your discretion to obtain reports and to provide information to others concerning my credit standing and my business conduct. You may ask credit reporting agencies for consumer reports of my credit history. Upon my request you will inform me whether you have obtained any such consumer reports and if you have, you will inform me of the name and address of the consumer reporting agency that furnished the reports to you.

5. I hereby represent that I am of the age of majority. Unless I advise you to the contrary, in writing, and provide you with a letter of approval from my employer, where required, I represent that I am not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any exchange, or of a member firm or member corporation registered on any exchange, or of any corporation, firm or individual engaged in the business of dealing, either as a broker or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper. I further represent that no one except those signing this agreement has an interest in my account.

If my account has been introduced to you and is carried by you only as a clearing broker, I agree that you are not responsible for the conduct of the introducing broker and your only responsibilities to me relate to the execution, clearing and bookkeeping of transactions in my accounts.

6.  ARBITRATION.
Arbitration is final and binding on the parties.
The parties are waiving their right to seek remedies in court, including the right to jury trial.
Pre-arbitration discovery is generally more limited than and different from court proceedings.
The arbitrators' award is not required to include factual findings or legal reasoning, and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

I agree that all claims or controversies, whether such claims or controversies arose prior, on or subsequent to the date hereof, between me and SB and/or any of its present or former officers, directors, or employees concerning or arising from (i) any account maintained by me with SB individually or jointly with others in any capacity; (ii) any transaction involving SB or any predecessor firms by merger, acquisition or other business combination and me, whether or not such transaction occurred in such account or accounts; or (iii) the construction, performance or breach of this or any other agreement between us, any duty arising from the business of SB or otherwise, shall be determined by arbitration before, and only before, any self-regulatory organization or exchange of which SB is a member. I may elect which of these arbitration forums shall hear the matter by sending a registered letter or telegram addressed to Smith Barney Inc. at 388 Greenwich Street, New York, N.Y. 10013-2396, Attn: Law Department. If I fail to make such election before the expiration of five (5) days after receipt of a written request from SB to make such election, SB shall have the right to choose the forum.

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No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the customer is excluded from the class by court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

The foregoing agreement to arbitrate does not entitle me to obtain arbitration of claims that would be barred by the relevant statutes of limitations if such claims were brought in a court of competent jurisdiction. If, at the time that a demand for arbitration is made or an election or notice of intention to arbitrate is served, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, any party to this Agreement may assert the limitations as a bar to the arbitration by applying to any court of competent jurisdiction, and I expressly agree that any issues relating to the application of a statute of limitations or other time bar, are referable to such court. The failure to assert such bar by application to a court, however, shall not preclude its assertion before the arbitrators.

7. The provisions of this Agreement shall be continuous, shall cover individually and collectively all accounts which I may open or reopen with SB, and shall inure to the benefit of SB's present organization, and any successor organization or assigns. Should any term or provision of this Agreement be deemed or held to be invalid or unenforceable, the remaining terms and provisions shall continue in full force and effect. This Agreement, all the terms herein, and all controversies described in Paragraph 6 shall be governed and construed in accordance with the laws of the State of New York, including, but not limited to, the law of New York regarding the permissible rates of interest that may be charged and the law of New York regarding damages recoverable in arbitration, without giving effect to principles of conflicts of law. This choice of law clause shall not govern the choice of statues of limitations applicable to claims and controversies described in Paragraph 6, and the statute of limitations applicable to claims and controversies described in Paragraph 6, and the statute of limitations applicable to any such claim or controversy shall be that which would be applied by the federal district court for the district in which I reside.

8. I understand that you may in your sole discretion prohibit or restrict trading of securities or substitution of securities in any of my accounts. You have the right to terminate any of my accounts (including multiple owner accounts) at any time by notice to me. The provisions of this agreement shall survive the termination of any account.

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9.  Your failure to insist at any time upon strict compliance with any term of this Agreement, or any delay or failure on your part to exercise any power or right given to you in this Agreement, or a continued course of such conduct on your part shall at no time operate as a waiver of such power or right, nor shall any single or partial exercise preclude any other further exercise. All rights and remedies given to you in this Agreement are cumulative and not exclusive of any other rights or remedies which you otherwise have.

10. I understand that SB shall not be liable for loss caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, strikes or other conditions, commonly known as "acts of God," beyond SB's control.

11. From time to time you may at your discretion, make loans to me for a purpose other than purchasing, carrying or trading in securities ("Express Credit Loans"). Express Credit Loans will be made in a nonsecurities credit account ("Express Credit Account"). The minimum and maximum amount of any particular loan may be established by you in your discretion regardless of the amount of collateral delivered to you and you may change such minimum and maximum amounts from time to time.

I agree not to use the proceeds of any Express Credit Loan to purchase, carry or trade in securities, I also agree not to use Express Credit Loan proceeds directly or indirectly to repay other debt that I incur for the purpose of purchasing, carrying or trading in securities.

JOINT ACCOUNT AGREEMENT
PARAGRAPHS 12 THROUGH 14 APPLY ONLY TO JOINT ACCOUNT AGREEMENTS
12. If this is a joint account, in consideration of you and your successors carrying a joint account on margin or otherwise for the undersigned, each of us agrees to be jointly and severally liable for said account and to pay on demand any debit balance of losses at any time due in this account. Any of us has full power and authority to make purchases and sales, including short sales, to withdraw monies and securities from, or to do anything less with reference to our account, either individually or in our joint names, and you and your successors are authorized and directed to act upon instructions received from any of us and to accept payment and securities from any of us for the credit of this account. Any and all notices, communications, or any demands for margin sent to any of us shall be binding upon all, and may be given by mail or other means of communication.

13. Each of us agrees to hold SB harmless from and indemnify SB against any losses, causes of action, damages and expenses arising from or as the result of SB following the instructions of either or any of us. SB, in its sole discretion, may at any time suspend all activity in the joint account pending instructions from a court of competent jurisdiction or require that instructions pertaining to the joint account or the property therein be in writing signed by both or all of us. SB shall be entitled to recover from the account or from any of us prior to distribution of the funds or property therein such costs as it may incur, including reasonable attorney's fees, as the result of any dispute between or among us relating to or arising from the account.

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14.  Each of us agrees that, in the event of the death of either or any of us, the survivor or survivors shall immediately give you written notice thereof, and you may, before or after receiving such notice, take such actions, require such papers, inheritance or estate tax waivers, retain such portion of the account as you may deem advisable to protect you against any tax, liability, penalty or loss under any present or future laws or otherwise. The estate of either or any of us who shall have died shall be liable and each survivor shall continue liable, jointly and severally, to you for any net debit balance or loss in said account in any way resulting from the completion of transactions initiated prior to the receipt by you of the written notice of the death of the decedent, or incurred in the liquidation of the account or the adjustment of the interests of the respective parties.

If this account is a joint tenancy account with rights of survivorship, and not a tenancy in common, in the event of the death of either or any of us, the entire interest in the joint tenancy account shall be vested in the survivor or survivors on the same terms and conditions as previously held, without in any manner releasing the decedent's estate from the liability provided for herein.

If this account is a tenancy in common, in the event of the death of either or any of us, the interests in the account shall be determined as specified on the signature section of this Agreement and shall be held upon the same terms and conditions as previously held, without in any manner releasing the decedent's estate from the liability provided for herein.

SB will assume that our account is a joint account with right of survivorship unless we elect a tenancy in common by completing Section F on Page 1 of this Agreement

MARGIN AGREEMENT
PARAGRAPHS 15 THROUGH 17 APPLY ONLY TO MARGIN ACCOUNTS

15. You are hereby authorized, without notice to me, and without regard as to whether or not you have in your possession or under your control at the time thereof other property of the same kind and amount, to pledge, repledge, hypothecate or rehypothecate my property or any part thereof, either separately or together with other property of other clients, either for the amount due you from me or for a greater sum.

16. I agree to pay ON DEMAND any balance owing with respect to any of my accounts including interest and commissions and any costs of collection (including attorneys' fees if incurred by you). I understand that you may demand full payment of the balance due my account plus any interest charges accrued thereon, at your sole option, at any time without cause and whether or not such demand is made for your protection. I understand that all loans made are not for any specific term or duration but are due and payable at your discretion upon a demand for payment made to me. I agree that all payments received from my account(s) including interest, dividends, premiums, principal or other payments may be applied by you to any balances due in my account(s). If I maintain both a cash and a margin account with you, you are authorized in your discretion to utilize the equity in either type of account in satisfaction of any maintenance margin requirement without the actual transference of funds or securities between such accounts.
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Whenever you deem it necessary or appropriate for your protection, you are authorized in your sole discretion, to sell, assign, transfer and deliver all or any part of my property which may be in your possession or control in any manner you deem appropriate, make any necessary purchases to cover short sales and/or any open commodity contract position and/or to cancel any outstanding orders in order to close out the account. Without limiting the generality of the foregoing, such sale, purchase or cancellation may be made, in your sole discretion, on the exchange or other market where such business is then usually transacted, at public auction or at private sale without advertising the same. All of the above may be done without demand for margin or notice of purchase, sale or cancellation to me. No demand for margin, or notice given to me of intent to purchase or sell property or to cancel orders in my account, shall impose on you any obligation to make such demand or provide such notice to me. Any such notice or demand is hereby expressly waived, and no specific demand or notice shall invalidate this waiver. After deducting all costs and expenses of the purchase and/or sale and deliveries, including, but not limited to, commissions and transfer and stamp taxes, you shall apply the residue of the proceeds to the payment of any and all of my liabilities to you, and I shall remain liable for an deficiency. Upon any such sale, you may purchase the whole or any part thereof free from any right of redemption. In the event of my death or incompetency, the authority given by this Paragraph shall continue effective and shall be binding upon my personal representatives and heirs.

17. I will at all times maintain such margin for my account maintained by SB, as SB may require from time to time, and any debit balances arising in such account shall be charged interest in accordance with the SB policy described in the accompanying literature regarding new accounts provided by you under Rule 10b-16 of the Securities Exchange Act of 1934, as amended from time to time. I am aware that interest charges, if not paid, will be added to the debit balance in my account for the next interest period. I am aware and agree that you may impose, for my account(s), margin requirements more stringent than those required by law or exchange regulations. I further understand and agree that such margin requirements may be changed and modified by you from time to time without prior notice to me. I further agree that any waiver by your or failure to promptly enforce, as to my account or that of others, such margin requirements shall not in any way prevent you from subsequently enforcing said margin requirements with regard to my account.